Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT is made and entered into as of this 30th day of July, 2010 (the “Effective Date”), by and between EAST WINDSOR LIMITED PARTNERSHIP, LLC, a Delaware limited liability company with an office and principal place of business c/o WRT MANAGEMENT, INC., with an office and principal place of business at One Main Street, Whitinsville, MA 01588 (hereinafter referred to as “Seller”) and SPECIALIZED TECHNOLOGY RESOURCES, INC., a Delaware corporation with an office and principal place of business at 10 Water Street, Enfield, CT  06067 (hereinafter referred to as “Buyer”).

W I T N E S S E T H:

1.             The Premises.  Reference is made to that certain piece or parcel of land with a property address of 18 Craftsman Road, East Windsor, Connecticut, containing, in all, approximately 40.24 acres of land, more or less, which piece of parcel is shown and designated as Lot 4 on a certain map or plan entitled “Resubdivision Plan 6 Lot Industrial Subdivision Newberry Road and Craftsman Road East Windsor, Connecticut Assessor’s Map 15 Blk 19 Lot 12 Zone M-1” prepared by J.R. Russo & Associates, which map or plan is on file at the office of the East Windsor Town Clerk as Map #3794  (the “Real Property”), as improved by a commercial warehouse building containing, in all, approximately two hundred seventy five thousand (275,000) square feet (the “Building”).  Upon and subject to the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Real Property and the Building, more particularly described as set forth below, and together with the following:

(a)           The fee interest of Seller in the Real Property and the Building;

(b)           Any and all fixtures, easements, hereditaments, contract rights and appurtenances belonging to or inuring to the benefit of Seller and located on or pertaining to the Real Property and/or the Building, as applicable; and

(c)           An appurtenant right to be included in the Deed (as hereinafter defined) for the use of Craftsman Road for the purpose of access to and from the Real Property to Newberry Road and the public portion of Craftsman Road, which appurtenant right shall continue for so long as Craftsman Road is not a public right of way.

All of the above is sometimes hereinafter collectively referred to as the “Premises”.

2.             Purchase Price.  Subject to adjustments as hereinafter provided, the purchase price (the “Purchase Price”) for the Premises shall be Four Million Nine Hundred Thousand and 00/100 Dollars ($4,900,000.00).  Such Purchase Price shall be paid by wire transfer, bank certified check or other good and immediately available funds as follows:

(a)           The sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) by Buyer’s check, subject to collection, shall be deposited by Buyer with First American Title Insurance Company, CityPlace II, 185 Asylum Street, Hartford, Connecticut 06103 (“Escrow Agent”) upon the full execution and delivery of this Agreement (the amount set forth in this Subsection (a) herein referred to as the “Initial Deposit”); to be held and disbursed in accordance with the terms hereof.  If Escrow Agent requires any supplemental or additional instructions or documents, then Seller and Buyer shall promptly provide the same consistent with the provisions of this Agreement;

(b)           Buyer shall make an additional deposit in the sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00) with Escrow Agent on or prior to the expiration of the Contingency Period (as hereinafter defined) (the amount set forth in this Subsection (b) herein referred to as the “Additional Deposit” and the Initial Deposit together with the Additional Deposit being herein sometimes collectively referred to as the “Deposit”).

If and to the extent that the Initial Deposit or the Additional Deposit (as hereinafter defined) are held or maintained in an interest-bearing account with or at the direction of the Escrow Agent, then all interest accrued, earned or credited thereon shall be and become part of the Deposit and shall be held and disbursed in accordance with the terms of this Agreement.  If and to the extent any interest accrues, earned or is credited on the Deposit, such interest shall be applied to the Purchase Price on the Closing Date for Buyer’s benefit to the same extent that the Deposit, without any such interest, would be so credited.

(c)           The balance of the Purchase Price, or Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) subject to closing adjustments shall be paid to Seller at and upon the Closing (as hereinafter defined) as provided for below.

3.             Closing.  Subject to the terms and conditions of this Agreement, the closing and transfer of title hereunder (the “Closing”) shall take place at the office of Buyer’s attorney, Murtha Cullina LLP, Cityplace I, 185 Asylum Street, Hartford, Connecticut or at such other place within the County of Hartford and State of Connecticut as Buyer’s lender, if any, may require, on or before ten (10) days following the expiration of the Contingency Period (provided Buyer has not elected to terminate this agreement as provided for below) as mutually agreed upon by the parties (the “Closing Date”).  At Buyer’s sole option, Buyer may designate an earlier  Closing Date upon five (5) business days prior written notice to Seller.

4.             Contingency Period; Buyer’s Test and Inspection Rights and Remedies.

(a)           Buyer shall have a period of Sixty (60) days from and after the Effective Date hereof (the “Contingency Period”) to perform, or cause to have performed, such non-invasive and non-intrusive tests, inspections analyses and examinations (collectively, the “Tests and Inspections”) as Buyer may desire to evaluate the suitability of the Premises and the conformance of the same (including the projected economic performance thereof) with Buyer’s expectations and requirements, including, but not by way of limitation, the conformity of the Premises with any and all subdivision and/or resubdivision approvals pertaining thereto as have been granted by the Town of East Windsor, CT.  At any time on or before the expiration of the

Contingency Period, Buyer, as its sole and exclusive remedy under this Section 4(a), shall be entitled, by written notice to Seller, to cancel and terminate this Agreement, for any reason or for no reason at all, by delivery of written notice to Seller on or before the expiration of the Contingency Period (time being of the essence).  If the Buyer has a right to terminate this Agreement and timely an properly exercises its termination right as provided in this Section 4(a), then, upon such exercise, the Initial Deposit shall be returned to Buyer by Escrow Agent, Buyer shall deliver copies of all Tests and Inspections to Seller at no cost to Seller, and this Agreement shall be and become null and void in all respects, and each party shall be released from any further obligation to the other except for those obligations which by their terms survive the Closing or termination of this Agreement.  Failure to properly terminate in a timely fashion (time is of the essence with respect to Buyer’s termination rights) shall be deemed satisfaction of this contingency.

Such Tests and Inspections may include, but shall not necessarily be limited to:

(i)            Environmental and Structural/Building Systems Tests and Inspections.  Such non-invasive and non-intrusive investigations of the status of the Premises (including without limitation, the Real Property and the Building) as Buyer shall deem necessary in order to determine (i) whether the Premises (or any property adjacent to the Premises which may pose a threat of contamination to the Premises) contains any hazardous, toxic or regulated materials, wastes or substances under any applicable state or federal environmental laws or regulations, including, but not by way of limitation, whether the Premises, or any portion thereof, constitutes an “establishment” under the Connecticut Transfer Act; (ii) whether the physical condition and/or characteristics (including wetlands investigations) of the Premises are acceptable to Buyer or suitable for Buyer’s planned uses thereof as a commercial warehouse building; (iii) the availability, condition and capacity of all utilities (including without limitation testing of any well and sanitary septic or sewer system serving the Premises); (iv) the status of governmental approvals with respect to the Premises, including zoning, subdivision and building approvals (including any possible designation of the Premises as a non-conforming use); and (v) structural and building system evaluations of the Building and its appurtenances and facilities (collectively, together with any other investigations Buyer may elect to perform, the “Tests and Inspections”).

Subject to the conditions and limitations contained in this Agreement, Buyer and Buyer’s authorized agents are hereby granted reasonable access to the Premises as shall be necessary to perform any of the Tests and Inspections pertaining thereto, and thereafter through the Closing on reasonable prior notice to Seller.  Buyer hereby agrees to cause completion of any such Tests and Inspections on or before the date which is prior to the expiration of the Contingency Period.

In the event that Buyer’s environmental consultant recommends a Phase II Environmental Site Assessment (“Phase II”) and/or Invasive Property Testing (as hereinafter defined), Buyer shall request Seller’s consent by giving Seller at least seventy-two (72) hours’ advance written notice of the times and dates of its proposed entry (the “Notification”) and a detailed written description of the purpose of the entry, the scope of Buyer’s investigation or testing and the time periods during which it shall take place.  Seller shall then approve or disapprove Buyer’s request, such approval not to be unreasonably withheld, conditioned or delayed.  If approved, the Contingency Period shall be extended for an additional period to be mutually agreed upon by the parties as deemed reasonably necessary for the completion and assessment of such additional testing based upon the estimates of Buyer’s and Seller’s respective environmental consultants.  “Invasive Property Testing” would be any Tests and Inspections that would or might impact on the physical condition of the Premises such as subsurface testing.  Buyer may not expand the scope of its Invasive Property Testing without supplemental approval from Seller.

As a condition to Buyer’s entry on the Premises, Buyer agrees (i) to procure and maintain a policy or policies of commercial liability insurance covering Seller for any and all claims for damage to the Premises and/or injury to persons caused by or resulting from the performance of any environmental or structural/building systems Tests and Inspections, in amounts reasonably acceptable to Seller, written with a reputable insurance company licensed to do business in the State of Connecticut, on an occurrence basis; (ii) to repair and restore the Premises to its prior condition as shall be necessary as a result of the performance of the Tests and Inspections; (iii) to obtain all necessary approvals, permits and licenses, will comply with any applicable statute, regulation or ordinance, and will conduct their Tests and Inspections in a reasonable and workmanlike manner; (iv) to bear all costs, expenses, liability and responsibility in connection with the undertaking of the Tests and Inspections; (v) to provide Seller, without cost to Seller, with copies of all documents, including maps, surveys, test results and other data prepared for or delivered to Buyer and relating to or arising from the Tests and Inspections and including (without limitation) any test results or results of laboratory analysis and laboratory tests performed on any samples collected during the Tests and Inspections and any environmental assessment reports, each within ten (10) days after Buyer receives such materials from the parties performing such services for Buyer and if Seller so requests (and this can be done without extra cost to Buyer), the providers of any such maps, surveys, test results and other reports (“Reports”) relating to or arising from the Tests and Inspections shall certify such Reports to Seller; and (vi) to defend, indemnify and hold Seller harmless against any and all liabilities, losses, claims, demands, damages, assessments, costs and expenses whatsoever, including (without limitation) reasonable attorneys and consultants fees (both of which shall be selected by Seller in its sole discretion), and their disbursements, resulting directly or indirectly from, arising out of, or relating in any way to the performance of the Tests and Inspections, any Invasive Property Testing or the presence of Buyer or its contractors, consultants, employees, agents and subcontractors on the Premises.  The provisions of this Section shall survive, as an independent obligation, any termination or cancellation of this Agreement and any sale of the Premises.

(ii)           Premises Documentation and Examination of Terms and Conditions.  Seller shall deliver the following documentation relating to the Premises to the Buyer, to the extent the same are in Seller’s possession, on or before that date which is ten (10) days after the Effective Date: any existing plans and specifications of the Premises, any warranties for any work or activities undertaken by Seller, copies of any environmental reports and any traffic reports.  In addition, Seller shall authorize its surveying/engineering firm to provide Buyer (at Buyer’s expense) with any documentation in said firm’s possession relating to the Premises.  To the extent Seller provides Buyer with any property information (including but not limited to any of the documentation set forth above) Buyer acknowledges that such data and reports are provided to Buyer solely as an accommodation to Buyer and Buyer acknowledges and agrees that (i) Seller is making no representation regarding the condition of the Premises, environmental or otherwise, or the accuracy or completeness of the documents or data delivered; and (ii) Buyer is not a party entitled to rely on any such data.

(b)           Title and Survey.  Within thirty (30) days of the Effective Date hereof (the “Title Examination Period”), Buyer shall perform or cause to be performed a title examination of the Real Property and obtain, to the extent desired by Buyer, an A-2 survey (“Buyer’s Survey”) and shall notify Seller not later than ten (10) days after the expiration of the Title Examination Period (the “Title Notice Period” and the Title Examination Period plus the Title Notice Period, collectively, the “Title Contingency Period”) of any defects in title or matters disclosed by such examination of title and/or Buyer’s Survey by written notice to Seller which notice (“Title and Survey Notice”) must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Buyer’s disapproval.  All matters to which Buyer fails to give a Title and Survey Notice on or before the expiration of the Title Contingency Period, or with respect to which a timely Title and Survey Notice is given but Seller fails to undertake an express obligation to cure as hereinafter provided, shall be deemed to be approved by Buyer and “Permitted Encumbrances” as provided below, subject, however, to Buyer’s termination right provided below.  Except for instruments securing indebtedness of the Seller, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title or survey objections for which Buyer has properly and timely delivered a Title and Survey Notice, and Seller shall not be deemed to have any obligation to cure and such objection unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Buyer given or entered into on or prior to that date which is ten (10) days after Seller receives a proper and timely Title and Survey Notice and which recites that it is in response to a Title and Survey Notice.

Subject to the Buyer’s termination right as provided in this Section 4, Buyer shall be deemed to have approved and to have agreed to purchase the Premises subject to the following: (i) zoning and building regulations, and any and all provisions of any ordinance, governmental regulation or public or private law affecting the Premises; (ii) real estate taxes of the Town in which the Premises are located and any existing municipal assessment commencing with the payment of the taxes and/or assessment or installment thereof next coming due following the date of Closing, which taxes and assessment(s) the Buyer shall, by acceptance of the deed, assume and agree to pay, subject to adjustment as hereinafter stated; (iii) any state of facts which an accurate survey of the Premises might disclose, provided the same does not render the title to the Premises uninsurable; (iv) any and all assessments for any municipal improvements which may, on or after the date hereof, be levied against or become a lien on the Premises; (v) such additional encumbrances and exceptions to title as are set forth on Schedule A annexed hereto and made a part hereof; and (vi) any matters disclosed, or which should be disclosed, in the survey and title report to be obtained by Buyer pursuant to this Section 4 below which are not objected to by Buyer prior to the end of the Title Contingency Period described above.  All of the foregoing are referred to herein collectively as “Permitted Encumbrances”.

As to matters affecting title or survey to which Buyer timely and properly delivers a Title and Survey Notice, the Seller shall promptly and in good faith seek to cure the stated defect, and shall have the right, on written notice to the Buyer on or before the Closing Date, to an adjournment of the Closing for a period not exceeding thirty (30) days within which to cure such stated defect.  If the Seller shall be unable to convey title to the Buyer at the Closing, or the adjourned closing, in accordance with the terms of this Agreement, the Buyer shall have the option of either (i) closing the transaction on the terms herein provided and accepting, in full satisfaction of the Seller’s obligation hereunder, such title as the Seller can convey, subject to such nonconformity, or (ii) cancelling this Agreement, in which event further claims and obligations between the parties hereto by reason of this Agreement shall be released and discharged except obligations of Buyer under Section 4(a) above, and this Agreement shall be deemed terminated.

Notwithstanding anything contained herein to the contrary, the Seller may use any part of the Purchase Price to secure delivery of any instrument required to enable the Seller to make conveyance as herein provided.  If any work has been done or material furnished on the Premises at Seller’s request (but expressly excluding Buyer’s Tests and Inspections) within ninety (90) days prior to Closing for which a mechanic’s lien could be claimed or filed, the Seller agrees to deliver to the Buyer at the closing evidence of payment of such claims or absolute waivers of mechanic’s lien.  Notwithstanding any provision in this Agreement to the contrary, in the event Seller shall be unable to obtain a release of any existing mortgage encumbering the Premises at the time of the closing from the lending institution holding any such mortgage, or any assignee thereof, either because said lending institution will not release the mortgage without first receiving payment or because the lending institution has delayed in providing the release of mortgage, then Buyer agrees to close title notwithstanding the absence of the release of mortgage, provided the Seller furnishes the Buyer, at closing, with (i) a “payoff statement” from the “mortgagee”, as said terms are defined in Section 49-8a of the Connecticut General Statutes, (ii) a copy of the check evidencing payment in full of the unreleased mortgage, and (iii) a letter from Seller’s attorney to Buyer including an undertaking to forward said check to the aforementioned “mortgagee”; and further provided that Buyer’s title insurance company will issue a fee and mortgagee policy of title insurance at no additional premium with no exception for any such mortgage.

5.             Adjustments; Closing Documents.

(a)           At Closing, all property taxes and utilities, if any, shall be apportioned as of that date in accordance with the custom of the Hartford County Bar Association.  Should any tax be undetermined on that date, the last determined tax shall be used for the purpose of apportionment.  Seller shall pay in full any utility assessments, fees or similar liens applicable to the Premises prior to Closing and all state and local conveyance taxes applicable to the transaction hereunder.

(b)           Seller shall endeavor to obtain meter readings on any utilities payable by Seller on the Closing Date, and if such readings are obtained then Seller shall pay the bills therefor for the period to the Closing Date.  If Seller is unable to obtain meter readings as of the Closing Date, utilities shall be prorated at the Closing Date based upon the most recent utility bills, and reprorated upon issuance of the actual bills.

(c)           All charges and prorations due to or from Seller under any Ground Lease and any tenant space lease shall be apportioned as of the Closing Date, including, but not by way of limitation, rents, land and building taxes, common area maintenance costs and insurance premiums.  All security deposits held by Seller under any space lease shall be transferred to Buyer.  Seller shall be credited with any security deposit posted by it under the Ground Lease and shall assign its rights thereto to Buyer.  In the event any such charges are incapable of exact computation as of the Closing (or have not been currently billed by or to Seller with respect to Ground Lessor or any space tenant), the parties shall make such good faith prorations as are reasonably possible and shall reconcile accounts as and when exact figures are or become available.

6.             Conditions Precedent to Closing.

(a)           Buyer’s obligation to purchase the Premises is contingent upon each of the following conditions precedent being satisfied or waived in writing by Buyer:

(i)            Title to the Premises shall be free and clear of all encumbrances or defects other than Permitted Encumbrances;

(ii)           Buyer’s ability to obtain an owner’s title insurance policy in the full amount of the Purchase Price from a title insurance company (the “Title Company”) of Buyer’s choice, at standard rates, insuring Buyer’s title and interest in the Real Property and the Building, free and clear of all liens, encumbrances and exceptions except the Permitted Encumbrances;

(iii)          All of Seller’s representations and warranties are true and correct in all material respects as if made on and as of the Closing Date;

(iv)          Seller has performed all of its covenants, agreements and obligations under this Agreement;

(v)           Seller shall have delivered all documentation it is required to deliver pursuant to the provisions of Section 10(a), below; and

(vi)          There shall have been no fire or casualty affecting the Premises which would enable Buyer to cancel this Agreement in accordance with the terms hereof.

If Seller is unable to satisfy all of the foregoing conditions precedent, Buyer may waive one or more conditions precedent or terminate this Agreement, in either event by written notice to Seller within ten (10) business days of the discovery Seller’s inability to satisfy the subject condition.  If Buyer elects to terminate this Agreement pursuant to this Paragraph 6, Buyer shall be entitled to a return of the Deposit by Escrow Agent whereupon all rights and liabilities of the parties hereto by reason of this Agreement (except those obligations and liabilities specifically set forth herein to survive termination) shall be deemed at an end, except that nothing herein contained shall relieve Seller from liability hereunder for breaches of any conditions which also constitute covenants.

(b)           The obligation of Seller to sell the Premises and close the transactions contemplated by this Agreement shall be subject to timely satisfaction or waiver of the following conditions precedent:

(i)            Each representation and warranty of Buyer contained herein shall be true and correct in all material respects as if made on and as of the Closing Date.

(ii)           Buyer shall have timely delivered to Escrow Agent the balance of the Purchase Price, subject to adjustments and prorations pursuant to Section 5 above and all other closing deliveries required under Section 10(b).

(iii)          Buyer shall not then be in default of any covenant or agreement to be performed by Buyer under this Agreement.

Seller may waive any of the conditions set forth in this Section 6(b) and proceed to the Closing.  If the conditions set forth in this Section 6(b) are not satisfied by Buyer, or waived by Seller, then this Agreement shall terminate, the Deposit, together with all interest accrued thereon shall be paid to Seller, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.

7.             Seller’s Representations and Warranties. Seller hereby represents and warrants as to itself and the Premises as follows:

(a)           Seller has full power and authority to enter into this Agreement and to assume and perform all its obligations hereunder, and no further action or approval by Buyer or any third party is required in order to constitute this Agreement as a binding and enforceable obligation of Seller, and this Agreement in fact constitutes the binding and enforceable obligation of Seller;

(b)           No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy laws is pending against or contemplated by Seller;

(c)           Seller has not received any written notice, nor has Seller any actual knowledge, that there is existing or pending any litigation, arbitration, governmental inquiry claim, condemnation or sale in lieu thereof, with respect to Seller or any aspect of any of the Premises or that any such action, suit, arbitration, inquiry, claim, condemnation or sale has, to Seller’s actual knowledge, been threatened or asserted;

(d)           Seller has not received any written notice from any governmental authority of any proposed change in any statute, law, ordinance or regulation which shall adversely affect the Premises;

(e)           Seller has not received any written notice of any pending public improvements, liens or special assessments to be made in respect of, or assessed against the Premises by any governmental authority;

(f)            There are no leases or licenses permitting the occupancy or use of the Real Property or the Building or any portion(s) thereof entered into by the Seller; and

(g)           To the best of Seller’s knowledge, Seller has received no written notice from any governmental agency or authority or sub-division thereof of any violation of any legal requirements applicable to Seller and/or the Premises, or any portion thereof, including any Environmental Laws (as hereafter defined).  As used herein, the term “Environmental Law” shall mean any federal, state or local laws, ordinances and the regulations, policies or publications promulgated pursuant thereto, all as amended from time to time, relating to the environment, health and human safety; and

(h)           Seller has no actual knowledge that the materials delivered or made available to Buyer pursuant to Paragraph 4(b) above are not true, accurate and complete in all material respects; and

(i)            Seller has not received any notice, nor has Seller any actual knowledge, that there are Hazardous Substances located in, on or under the Real Property or the Building; and

(j)            Seller shall not store, manufacture, use or sell any Hazardous Substances on, in, or from the Real Property or the Building prior to Closing; and

(k)           Seller shall comply, and shall continue to comply, with all requirements imposed by the Town of East Windsor Planning & Zoning Commission in connection with the resubdivision approval of the real property of which the Premises are a part.

The representations of the Seller in this Section 7 shall shall survive the execution and performance of this Agreement and delivery of the Deed for a period of Twelve (12) months after Closing, provided, however, that the representations contained in subsection (k) above shall survive for so long as any requirements imposed upon Seller by the Town of East Windsor Planning & Zoning Commission relating to the construction and completion of Craftsman Road have not been satisfied.

8.             Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

(a)           No other or further action by, or approval of, any third party is required in order to constitute this Agreement as a binding and enforceable obligation of Buyer, and this Agreement in fact constitutes the binding and enforceable obligation of Buyer;

(b)           No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy laws is pending against or contemplated by Buyer; and

(c)           That it is knowledgeable and experienced with respect to real estate such as the Premises and that it will conduct such Tests and Inspections as Buyer will deem necessary (subject to the provisions of Section 4(a) above) and, except as otherwise provided herein, will rely solely on (i) its own expertise and that of its consultants, and (ii) its own knowledge of the Premises based on its Tests and Inspections in purchasing the Premises and consummating the transactions contemplated by this Agreement.  Except as otherwise provided herein or in the documents provided pursuant to Section 10(a) below, Buyer shall assume the risk that adverse matters and physical and environmental conditions may not have been revealed by Buyer’s Tests and Inspections.  Buyer acknowledges that, upon expiration of the Contingency Period (provided this Agreement has not been terminated subject to the terms and conditions of this Agreement), Buyer shall be obligated to accept the Premises in an “AS IS”, “WHERE IS,” and “WITH ALL FAULTS” condition as of the date of this Agreement, subject to any and all defects (latent and apparent), and, except as otherwise provided in this Agreement or in any documents delivered pursuant to Section 10(a) below, without any representation or warranty of any manner or type from Seller, expressed or implied, including without limitation any warranties of merchantability, habitability, or fitness for a particular purpose.  In particular, except as otherwise provided in this Agreement, Seller makes no representations or warranties regarding the physical or environmental condition of the Premises or any part thereof; the economic value, revenues or expenses of the Premises; zoning; covenants, conditions, or restrictions; laws, codes, ordinances, regulations and requirements; title condition; or any other matters whatsoever.  Seller is not liable or bound in any manner by any oral or written statements, representations, or information pertaining to the Premises furnished by Seller, any real estate broker, contractor, agent, employee, servant or other person, unless the same are specifically set forth in this Agreement or in a document delivered pursuant to Section 10(a) below which is executed by Seller. Buyer acknowledges that the Purchase Price reflects the “As-Is, Where-Is” (as of the date of this Agreement) nature of this transaction and any faults, liabilities, defects or other adverse matters that may be associated with the Premises.  The provisions of this Section 8(e) shall survive the Closing or sooner termination of this Agreement.

9.             Maintenance of the Premises.

(a)           Until and through the Closing Date, Seller shall, at its cost and expense, maintain the Premises in its present condition, subject to ordinary wear and damage by casualty as provided in (c) below.

(b)           Seller shall promptly notify Buyer, in writing, if has actual knowledge that any of its representations and warranties are or become no longer true in any material respect or of any other material change which has a material adverse effect on the physical condition or occupancy of the Premises.

(c)           Seller shall have and retain the risk of any loss or damage by fire or other casualty to the Building and fixtures and improvements on the Premises until the time of delivery of the Deed (as defined below).  If such loss or damage occurs and the Seller does not restore such Building and fixtures and improvements substantially to their former condition then Buyer shall have the option of (i) terminating this Agreement in which event Buyer shall be entitled to the return of the Deposit, whereupon the obligations of the parties under this Agreement shall end except for such obligations that specifically survive the termination of this Agreement, or (ii) of accepting the Deed conveying the Premises in accordance with the other provisions of this Agreement and receiving from Seller the payment of all proceeds of insurance moneys received and/or an assignment of all insurance moneys to be recovered on account of such loss or damage.  Notwithstanding the foregoing, in the event the Building is damaged or destroyed to an extent of greater than 25% of its fair market value, Buyer shall have the right to cancel and terminate this Agreement and shall thereupon be entitled to the return of its Deposit, such right to be exercised within ten (10) days of its knowledge or notice given in accordance with Section 9(b), above, that any such damage or destruction has occurred.

10.           Delivery of Documents and Purchase Price at Closing.

(a)           At Closing, Seller shall deliver (or cause to be delivered) to Buyer possession of the Premises free of rubbish and debris together with all keys to the Premises and shall deliver (or cause to be delivered) to Buyer the following items, each executed, witnessed and acknowledged as appropriate:

(i)            A good and sufficient Connecticut form Warranty Deed of the Real Property and the Building (the “Deed”) sufficient to convey Seller’s fee interest and ownership in the Real Property and the Building consistent with the provisions of this Agreement;

(ii)           Completed conveyance tax statements and checks in amounts necessary to pay all real estate transfer or conveyance taxes due in connection with the conveyance of the Seller’s interest in the Real Property and the Building hereunder;

(iii)          Seller’s affidavit with respect to tenants and parties in possession and mechanic’s liens or construction activity on the Premises, sufficient to remove the standard printed title exceptions with respect thereto;

(iv)          Seller’s Certification of Non-Foreign Status under Section 1445 of the Internal Revenue Code;

(v)           Assignments of any contracts, contract rights and/or general intangibles pertaining to the Premises being assumed by Buyer pursuant to the terms hereof, if any,

(vi)          A copy of executed IRS Form 1099-S (the “IRS Form 1099S”); and

(vii)         Such other typical and customary documentation as Buyer may reasonably require.

(b)           On the Closing Date, Buyer shall deliver to Seller the following:

(i)            The balance of the Purchase Price due and payable hereunder, which, together with the Deposit to be delivered to Seller by Escrow Agent, shall constitute the full Purchase Price payable pursuant to this Agreement, plus or minus adjustments, as applicable, if at all, in accordance with the terms hereof; and

(ii)           Any additional instruments, agreements and other documents, duly executed by Buyer and witnessed and/or acknowledged where appropriate, as are typical and customary for transactions of the type contemplated by this Agreement and as may be necessary or appropriate to consummate such transactions.

11.           Roadway Construction.

From and after Closing, Seller shall promptly commence and shall diligently prosecute to completion, at its own cost and expense, the full and complete construction, to Town of East Windsor standards and requirements for dedication and acceptance, of the roadway (the “roadway”)leading from the public portion of Craftsman Road to Newberry Road (approximately 2,700 linear feet).  Seller shall use commercially-reasonable efforts to complete such construction, weather and the availability of materials and any applicable permits permitting, as soon as practicable, but shall in any event complete the construction of the roadway no later than June 30, 2011, subject to force majeure.  Seller shall also use commercially-reasonable efforts to secure full dedication and acceptance of the same by the Town of East Windsor in accordance with all applicable Town of East Windsor rules, regulations and procedures governing the same, which obligation shall be continuing in nature through and including such dedication and acceptance; provided however, that Seller shall not be required to seek to compel town acceptance through legal action .  To the extent that such construction will, or is likely to, interfere with the Buyer’s ingress and egress to the Premises, including specifically truck traffic, Seller shall advise Buyer, in advance, of any such projected interference and the scheduling of the same, but shall, in any event, schedule such construction such that ingress and egress shall always be maintained on either the east-west or the north-south leg of the roadway from the Premises to and from Craftsman Road and/or Newberry Road, as applicable, and any such interference shall be of as short a duration as reasonably possible (including the phasing of construction and maintenance of lane availability), construction requirements reasonably permitting.

At Closing, the sum of $800,000.00 from the Purchase Price shall be deposited in escrow with the Escrow Agent in an interest bearing account as security for Seller’s obligation to construct and complete the roadway (interest thereon accruing to Seller) (the “Construction Escrow”), pursuant to an Escrow Agreement reasonably acceptable to, and entered into by Seller, Buyer and Escrow Agent, to be executed on or before Closing.  Seller shall have the right to draw down on the Construction Escrow, against invoices and requisitions from its contractor(s) subject to the reasonable review and approval of Buyer, in payment of the costs of construction of the roadway (the “Construction Costs”), as incurred.  Buyer’s review and approval of disbursements from the Construction Escrow shall be limited to a right to object, within 48 hours after receiving a copy of the requisition request, solely on the basis of a good faith claim that the work for which the disbursement is sought has either not been performed or has not been performed in accordance with Town standards. In the event the Construction Costs are in excess of $800,000.00, Seller shall be responsible for and shall pay the same from its own funds.  At such time as the construction of the roadway shall have been substantially completed as evidenced by a written confirmation thereof  from the Town of East Windsor or a certification from Seller’s engineer (other than any warranty period and formal dedication and acceptance of the same), any balance of the Construction Escrow shall be released to Seller.  Upon Seller’s request for such release, Buyer agrees to execute and deliver to Escrow Agent any instrument in writing consenting to such release within 48 hours of Buyer’s confirmation that the roadway has been completed in accordance with the foregoing.

Until such time as the roadway has been dedicated to, and accepted by, the Town of East Windsor as a public street, Seller shall be responsible, at its own cost and expense, for the continuing maintenance and repair of the same, including snow plowing and sanding.

12.           Default.  If Buyer fails to perform any of its obligations under this Agreement, Seller’s sole and exclusive remedy shall be termination of this Agreement and possession of the Deposit, provided, however, that if all or any portion of the Deposit has not been paid to the Escrow Agent as provided in this Agreement, the Seller shall have the right and option to bring suit against the Buyer to recover the Deposit and all interest which has or should have accrued thereon if such sum had been paid as and when required by this Agreement.  The parties recognize and agree that the damages that the Seller would incur by reason of Buyer’s default hereunder would be impractical, difficult or impossible to determine and ascertain, that the parties hereto have mutually agreed to agree in advance to liquidated damages payable in such event and that the parties agree, looking forward, that the Deposit best approximates the damages Seller will sustain in such event and will adequately compensate the Seller for any failure of Buyer to perform its obligation under this Agreement.

If Seller fails to perform any of its obligations under this Agreement and such failure continues for more than five (5) business days after notice of such failure is delivered to Seller by Buyer, Buyer SHALL HAVE THE OPTION, in Buyer’s sole and unfettered discretion to elect any one of the following remedies:

(i)            Paying the balance of the Purchase Price to the Escrow Agent and seeking specific performance of Seller’s obligation to convey the Premises to Buyer, together with recovery from Seller of Buyer’s actual costs and expenses incurred in connection with or by reason of prosecuting any such action, including reasonable attorneys’ fees; or

(ii)           Buyer shall have the right to terminate of this Agreement.  If the Buyer elects to terminate this Agreement, the Deposit, together with all interest thereon shall be returned to Buyer by Escrow Agent, and in addition thereto, Buyer shall have the right to damages for all loss, costs, damages and expenses that Buyer has suffered or may suffer by reason of Seller’s breach, including, but not by way of limitation, all costs and expenses of its due diligence and its reasonable attorney’s fees; or

(iii)          Buyer may waive Seller’s breach or default and proceed to Closing.

Notwithstanding anything contained in this Agreement to the contrary, in no event shall either party be liable to the other for any consequential, indirect, punitive or exemplary damages.

13.           Notices.  Any notice provided for by this Agreement and any other notice or communication which either party may wish to send to the other shall be in writing and sent by United States registered or certified mail, return receipt requested, or Federal Express or other recognized overnight courier, in a properly sealed envelope and postage prepaid, addressed to the party to which such notice or communication is intended, at such party’s address set forth above or at any other address or to any additional person(s), firm(s) or entity(ies) designated by a party and provided in writing by such party to the other party by notice complying with this Section.  Any such notice shall be deemed to have been given upon receipt by the addressee, or upon such addressee’s refusal to accept delivery, or upon return to sender due to impossibility of delivery.

14.           Effect.  This Agreement contains the entire agreement by and between the parties hereto concerning this transaction, and supersedes any and all previous agreements, written or oral, between said parties and concerning this transaction.

15.           Survival.  The provisions of this Agreement expressly stating that they survive the Closing shall survive the Closing and shall not merge with the Deed to be delivered at the Closing.

16.           Modification.  There may be no modification of this Agreement except in writing and signed by the parties hereto.

17.           Assignment.  No right or obligation arising under this Agreement may be assigned by either party hereto without the prior written consent of the other party, provided, however that Buyer may assign this Agreement and the rights of Buyer to take title to the Premises hereunder to any entity designated by Buyer, freely and without consent, but upon written notice to Seller.

18.           Succession.  The rights and obligations contained herein shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

19.           Severability.  It is understood and agreed by the parties that if any part, term or provision of this Agreement is held by any court to be invalid, illegal or in conflict with any applicable law, the validity of the remaining portions or provisions of this Agreement shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be invalid, illegal, or in conflict with any applicable law.  Connecticut law shall govern all provisions of this Agreement.

20.           Brokers.  Buyer and Seller each represent and warrant to each other that they have dealt with no broker or other real estate agent with respect to this transaction, other than Cushman & Wakefield of Connecticut, Inc. (as to Buyer) and CB Richard Ellis — N.E. Partners, LP (as to Seller) (collectively, the “Brokers”).  Seller shall pay the commission(s) due to Brokers at Closing, or as otherwise required by any agreement to which Seller is a party.  Each party hereto (the “indemnifying party”) agrees to indemnify, defend and hold the other harmless from any claim for a commission made by any other broker or agent by virtue of dealings had with the indemnifying party, said indemnity to include reasonable attorney’s fees.

21.           Escrow Agent.  Seller and Buyer each hereby appoint First American Title Insurance Company, CityPlace II, 185 Asylum Street, Hartford, CT  06103 as Escrow Agent (the

“Escrow Agent”) to receive, hold and disburse the Initial Deposit, any Additional Deposit and the Deposit, pursuant to the terms hereof.  By its signature hereto, Escrow Agent hereby agrees to accept, hold and disburse the Deposit for the account of Seller and/or Buyer, as applicable, with the Deposit to be maintained by Escrow Agent in an FDIC insured segregated account identified as such to the reasonable satisfaction of Seller and Buyer.  Seller and Buyer agree that Escrow Agent is acting as only a stakeholder and shall be entitled to conclusively rely upon any written instruction signed by both Seller and Buyer.  In the event of any dispute between Seller and Buyer concerning the disposition of the Deposit or any component thereof, Escrow Agent’s sole responsibility shall be to deposit the same with a court of competent jurisdiction for a determination of the rights of the parties with respect thereto, and upon such deposit, Escrow Agent’s duties and obligations shall come to an end and be deemed fulfilled in all respects.  Escrow Agent shall use normal and customary diligence in its care and custody of the Deposit, and shall be liable hereunder for its gross negligence or willful acts or omissions in its handling of the Deposit.

22.           Attorneys’ Fees. In the event any suit, action or proceeding is instituted by any party in connection with the breach, enforcement or interpretation of this Agreement, the prevailing party therein shall be entitled to the award of reasonable attorneys’ fees and related costs, in addition to whatever other relief the prevailing party may be awarded.

23.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Agreement.

24.           Review; Interpretation.  Each party to this Agreement has carefully reviewed this Agreement, is familiar with the terms and conditions hereof, and was advised by legal counsel of his or its own choice with respect thereto.  This Agreement is the product of negotiation among the parties hereto and is not to be interpreted or construed strictly in favor of (or against) any party hereto.

25.           No Partnership or Joint Venture. Nothing contained in this Agreement shall be construed to create a partnership or joint venture relationship among Seller and Purchaser.

26.           Headings; Constructions.  The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.  The words “herein”, “hereof” or “hereunder” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.  If the last day of any time period stated herein shall fall on a day other than a business day, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is a business day.

27.           Further Acts.  In addition to the acts recited in this Agreement to be performed by Seller and Buyer, Seller and Buyer agree to perform or cause to be performed before or after the

Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

28.           Waiver.  The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of such provision or any other provision hereof.  No waiver shall be binding unless executed in writing by the party making the waiver.  The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, and to a duplicate instrument of the same tenor, as of the day and year first above written.

Witnesses:
SELLER:
EAST WINDSOR LIMITED PARTNERSHIP, LLC

	By:	/s/ Leonard Jolles
Leonard Jolles
Its Managing Member

BUYER
SPECIALIZED TECHNOLOGY
RESOURCES, INC.

	By:	/s/ Robert S. Yorgensen
Name: Robert S. Yorgensen
Title: Vice President and President-Solar

The undersigned hereby accepts its designation as Escrow Agent hereunder and acknowledges receipt from Buyer of the Initial Deposit in the amount of $100,000.00.

By:
Name:
Title
Date: July 30, 2010